Exhibit 99.1

American States Water Company Announces
Fourth Quarter and Full Year 2020 Results
•a 20 % increase in consolidated diluted EPS over fourth quarter of 2019 with all operating business segments contributing to this increase
San Dimas, California, February 22, 2021…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.55 and $0.54, respectively, for the fourth quarter ended December 31, 2020, as compared to basic and fully diluted earnings per share of $0.45 recorded for the fourth quarter ended December 31, 2019. Basic and fully diluted earnings per share for the full year 2020 were $2.34 and $2.33, respectively, compared to basic and fully diluted earnings of $2.28 per share for 2019.
Fourth Quarter 2020 Results
The table below sets forth a comparison of the fourth quarter 2020 diluted earnings per share by business segment and for the parent company, with the same period in 2019.

	Diluted Earnings per Share
	Three Months Ended
	12/31/2020	12/31/2019	CHANGE
Water	$0.32	$0.28	$0.04
Electric	0.07	0.05	0.02
Contracted services	0.17	0.12	0.05
AWR (parent)	(0.02)	—	(0.02)
Consolidated diluted earnings per share	$0.54	$0.45	$0.09
Water Segment:
Diluted earnings from the water segment for the three months ended December 31, 2020 were $0.32 per share as compared to $0.28 per share recorded for the same period in 2019, an increase of $0.04 per share. This increase was largely due to a higher water gross margin of $1.7 million, or $0.03 per share, resulting from new rates authorized by the California Public Utilities Commission (CPUC). Effective January 1, 2020, AWR’s Golden State Water Company (GSWC) water utility subsidiary received its full second-year step increase, which it achieved because of passing an earnings test. Furthermore, the water segment’s diluted earnings increased by $0.01 per share due primarily to a decrease in interest expense resulting from lower interest rates in 2020 compared to 2019 and an increase in gains earned during the fourth quarter of 2020 on investments held to fund one of the company’s retirement plans compared to the same period in 2019, partially offset by a higher effective income tax rate at the water segment. Overall operating expenses other than supply costs were relatively flat.
Electric Segment:
Diluted earnings from the electric segment for the three months ended December 31, 2020 were $0.07 per share as compared to $0.05 per share recorded for the same period in 2019. The increase was due to a higher electric gross margin resulting from rate increases authorized by the CPUC, as well as lower overall operating and interest expenses as compared to the fourth quarter of 2019.
Contracted Services Segment:
Diluted earnings from the contracted services segment for the three months ended December 31, 2020 were $0.17 per share as compared to $0.12 per share for the same period in 2019. This increase was largely due to an increase in construction activity compared to the same period in 2019, as well as an overall decrease in operating expenses.
AWR (parent):

For the three months ended December 31, 2020, diluted earnings at AWR (parent) decreased $0.02 per share due primarily to changes in state unitary taxes.

Full Year 2020 Results

Fully diluted earnings for the year ended December 31, 2020 were $2.33 per share as compared to $2.28 per share recorded for 2019. In August 2019, the CPUC issued a final decision on the general rate case of AWR’s regulated electric utility subsidiary, which set new rates for the years 2018 – 2022. Since the August 2019 decision was retroactive to January 1, 2018, the impact of the new electric rates for all of fiscal 2018 amounted to $0.04 per share and was reflected in the results for 2019. This retroactive impact is shown on a separate line in the table below. Excluding the retroactive impact related to 2018 from 2019 earnings, diluted earnings for 2020 increased by $0.09 per share when compared to the adjusted diluted earnings for the year ended December 31, 2019 of $2.24 per share. The table below sets forth a comparison of the diluted earnings per share contribution by business segment and for the parent company for the years ended December 31, 2020 and 2019.

	Diluted Earnings per Share
	For The Year Ended
	12/31/2020	12/31/2019	CHANGE
Water	$1.66	$1.61	$0.05
Electric, adjusted (2019 excludes retroactive impact of CPUC decision in the general rate case related to 2018)	0.20	0.15	0.05
Contracted services	0.47	0.47	—
AWR (parent)	—	0.01	(0.01)
Consolidated diluted earnings per share, adjusted	$2.33	$2.24	$0.09
Retroactive impact of CPUC decision in the electric general rate case related to the full year of 2018	—	0.04	(0.04)
Consolidated diluted earnings per share, as reported	$2.33	$2.28	$0.05
Water Segment:
Diluted earnings from the water segment for the year ended December 31, 2020 increased by $0.05 per share as compared to the same period in 2019. Included in the results for 2019 was the impact of the May 2019 CPUC final decision on the water general rate case, which approved the recovery of previously incurred costs that were being tracked in CPUC-authorized memorandum accounts and resulted in a reduction to administrative and general expense in 2019 of approximately $1.1 million, or $0.02 per share. There was no equivalent item in 2020. Excluding this item, diluted earnings per share from the water segment for 2020 increased by $0.07 per share due to the following items (excluding billed surcharges):
•An overall increase in the water gross margin, which favorably impacted earnings by approximately $0.20 per share due largely to new rates authorized by the CPUC. The water segment received its full second-year step increase effective January 1, 2020, which resulted in an additional $10.4 million in water gross margin for 2020.
•An overall increase in operating expenses (excluding supply costs), which negatively impacted earnings by approximately $0.08 per share due primarily to increases in overall labor costs and other employee-related benefits, chemical and water treatment costs, insurance costs, regulatory costs, depreciation expense, and property taxes.
•An increase in the effective income tax rate resulting from changes in certain flow-through taxes and permanent items for 2020 as compared to 2019, which negatively impacted earnings at the water segment by approximately $0.05 per share. As a regulated utility, GSWC treats certain temporary differences as flow-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction ratemaking. Changes in the magnitude of flow-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.
A decrease in interest expense resulting from lower interest rates in 2020 compared to 2019 was largely offset by an overall decrease in interest and other income including lower gains earned on investments held to fund one of the company’s retirement plans during 2020 as compared to 2019. The COVID-19 pandemic has, among other things, increased volatility in the financial markets, which resulted in fluctuations throughout 2020 in the fair value of these investments.

Electric Segment:
Excluding the retroactive impact related to 2018 from 2019 earnings due to the CPUC's August 2019 final rate case decision, diluted earnings from the electric segment for 2020 were $0.20 per share as compared to $0.15 per share for 2019. The increase was due to a higher electric gross margin as a result of new rates authorized by the CPUC's August 2019 final decision, as well as lower interest expense and a lower effective income tax rate at the electric segment due to changes in certain flow-through taxes as compared to 2019. These increases to earnings were partially offset by an overall increase in operating expenses.
Contracted Services Segment:
For both years ended December 31, 2020 and 2019, diluted earnings from contracted services were $0.47 per share. Included in the results for 2019 were retroactive revenues resulting from the successful resolution of an economic price adjustment at one of the military bases served, which totaled approximately $0.01 per share and related to periods prior to 2019. Excluding this retroactive amount, diluted earnings from the contracted services segment for 2020 increased by $0.01 per share as compared to 2019 largely due to an increase in management fee and construction revenues, and lower overall operating expenses, partially offset by higher construction costs.
AWR (Parent):
For the year ended December 31, 2020, diluted earnings from AWR (parent) decreased $0.01 per share compared to 2019 due primarily to changes in state unitary taxes.
Regulatory Matters
In February 2021, a procedural hearing was held in GSWC’s pending water general rate case that will set new rates for the years 2022 – 2024. In this procedural hearing, the assigned administrative law judge confirmed that GSWC is entitled to keep the use of the Water Revenue Adjustment Mechanism (WRAM) and the Modified Cost Balancing Account (MCBA) through the year 2024. On August 27, 2020, the CPUC issued a final decision in the first phase of the CPUC’s Order Instituting Rulemaking evaluating the low income ratepayer assistance and affordability objectives contained in the CPUC’s 2010 Water Action Plan, which, among other things, removes the continued use of the WRAM and MCBA by California water utilities in any general rate case application filed after the August 27, 2020 effective date of this decision. GSWC’s pending water rate case application was filed in July 2020 prior to this effective date. GSWC’s next general rate case application will be filed in 2023 to establish new rates for the years 2025 – 2027 and, based on the August 27, 2020 decision, may not include the WRAM or MCBA for those years.
AWR's responses to the COVID-19 pandemic take into account orders issued by the CPUC, and the guidance provided by federal, state, and local health authorities and other government officials. Among other things, the response from AWR’s regulated utilities have included suspending service disconnections for nonpayment pursuant to CPUC orders. In February 2021, the CPUC adopted a resolution that extended the existing emergency customer protections previously established by the CPUC through June 30, 2021, including the suspension of service disconnections for non-payment, in response to the on-going COVID-19 pandemic. The resolution also extended the COVID-19-related memorandum accounts established to track incremental costs associated with complying with the resolution, and requires utilities in California to file transition plans to address the eventual discontinuance of the emergency customer protections. The goal of the transition plan is to effectively ease customers through a transition off the emergency customer protections by proactively communicating with customers to enroll them in programs to manage their utility bills and informing them of the changes to programs in which they are already enrolled. AWR’s regulated utilities are in the process of developing their transition plans, which are required to be finalized and filed with the CPUC by April 1, 2021.
Dividends
On February 2, 2021, AWR's Board of Directors approved a first quarter dividend of $0.335 per share on AWR's Common Shares. Dividends on the Common Shares will be paid on March 2, 2021 to shareholders of record at the close of business on February 16, 2021. AWR has paid dividends on its Common Shares for over 81 consecutive years, and has increased the dividends received by shareholders each calendar year for 66 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. Registrant's current policy is to achieve a compound annual growth rate in the dividend of more than 7% over the long-term.
Non-GAAP Financial Measures
This press release includes a discussion on the water and electric gross margins for various periods, which are computed by subtracting total supply costs from total revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. Furthermore, the retroactive impact related to periods prior to 2019 resulting from the CPUC's final decision on the electric general rate case issued in August 2019 has been excluded when communicating the electric segment’s full year 2019 results to help facilitate comparisons of the company’s performance from period to period. All of these items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.
The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses the water and electric gross margins, and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The company reviews these measurements regularly and compares them to historical periods and to the operating budget.
Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Tuesday, February 23. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning February 23, 2021 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through March 2, 2021.
About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 261,800 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,500 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on eleven military bases throughout the country under 50-year privatization contracts with the U.S. government.

CONTACT:    Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets
(in thousands)	December 31, 2020	December 31, 2019
Assets
Net Utility Plant	$1,512,043	$1,415,705
Goodwill	1,116	1,116
Other Property and Investments	35,318	30,293
Current Assets	157,115	122,456
Other Assets	86,011	71,761
Total Assets	$1,791,603	$1,641,331
Capitalization and Liabilities
Capitalization	$1,082,021	$882,526
Current Liabilities	118,572	115,998
Other Credits	591,010	642,807
Total Capitalization and Liabilities	$1,791,603	$1,641,331

	Condensed Statements of Income
(in thousands, except per share amounts)	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
	(Unaudited)
Operating Revenues
Water	$73,438	$71,718	$330,637	$319,830
Electric	10,089	9,515	37,024	39,548
Contracted services	40,673	31,760	120,582	114,491
Total operating revenues	124,200	112,993	488,243	473,869

Operating Expenses
Water purchased	18,263	17,026	74,554	72,289
Power purchased for pumping	2,508	2,098	10,134	8,660
Groundwater production assessment	5,252	4,942	20,392	18,962
Power purchased for resale	3,296	3,298	10,423	11,796
Supply cost balancing accounts	(5,197)	(4,181)	(11,803)	(7,026)
Other operation	8,663	8,210	33,236	32,756
Administrative and general	19,623	21,207	83,615	83,034
Depreciation and amortization	9,660	8,904	36,850	35,397
Maintenance	3,478	5,738	15,702	15,466
Property and other taxes	6,101	5,042	22,199	20,042
ASUS construction	23,236	16,002	62,411	55,673
Loss (gain) on sale of assets	40	(17)	31	(253)
Total operating expenses	94,923	88,269	357,744	346,796

Operating income	29,277	24,724	130,499	127,073

Other Income and Expenses
Interest expense	(4,998)	(5,708)	(22,531)	(24,586)
Interest income	437	605	1,801	3,249
Other, net	2,465	1,203	4,853	3,276
Total other income and expenses, net	(2,096)	(3,900)	(15,877)	(18,061)

Income Before Income Tax Expense	27,181	20,824	114,622	109,012
Income tax expense	6,970	4,124	28,197	24,670
Net Income	$20,211	$16,700	$86,425	$84,342

Weighted average shares outstanding	36,889	36,842	36,880	36,814
Basic earnings per Common Share	$0.55	$0.45	$2.34	$2.28

Weighted average diluted shares	37,007	36,996	36,995	36,964
Fully diluted earnings per Common Share	$0.54	$0.45	$2.33	$2.28

Dividends paid per Common Share	$0.335	$0.305	$1.280	$1.160